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                                                                    EXHIBIT 10.4

                                JOHANNSON L. YAP
                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement"), is made and entered into as of the 26 day of July, 2000 (the "Effective Date"), by and between First Industrial Realty Trust, Inc., a Maryland corporation (the "Employer"), and Johannson L. Yap (the "Executive").

                                    RECITALS

     A. The Employer desires to employ the Executive as an officer of the Employer for a specified term.

     B. The Executive is willing to accept such employment, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

                                   AGREEMENTS

     1. POSITION AND DUTIES. The Employer hereby employs the Executive as Chief Investment Officer of the Employer, or in such other comparable or other capacity as shall be mutually agreed between the Employer and the Executive by amendment of this Agreement. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full business time (excluding any periods of disability, vacation, sick leave or other leave to which the Executive is entitled), energy, skills and attention to the business and affairs of the Employer, on an exclusive basis. The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with real estate investment trusts ("REIT's") similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Chief Executive Officer of the Employer (the "CEO"). The Executive shall have the powers necessary to perform the duties assigned to him, and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in light of such assigned duties, as determined by the CEO, but in any event shall be no less favorable to the Executive than such supporting services, assistance, office space and accouterments provided to other Senior Headquarters Executives (as defined in Section 2(c) below) of the Employer.

     2. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation and other benefits:

          (a) BASE SALARY. The Executive shall receive a minimum aggregate annual "Base Salary" at the rate of Two Hundred and Thirty-five Thousand Dollars ($235,000) per




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annum, payable in periodic installments in accordance with the regular payroll practices of the Employer. Such Base Salary shall, during the term hereof, be subject to discretionary increase (but not decrease), on an annual fiscal year basis, as recommended by the CEO and approved by the Compensation Committee of the Board of Directors of the Employer (the "Compensation Committee"), in accordance with the Employer's compensation policies, as they may be established from time to time. After any such increase, "Base Salary" shall refer to the increased amount and shall not thereafter be reduced.

          (b) PERFORMANCE BONUS. The Executive may receive an annual "Performance Bonus," payable within sixty (60) days after the end of the fiscal year of the Employer. The amount (if any) of and the form of the entitlements (i.e., cash, equity-based awards, or a combination of cash and equity-based awards) comprising any annual Performance Bonus shall be as recommended by the CEO and approved by the Compensation Committee in its sole discretion; shall not be subject to any minimum or guaranteed amount; and shall be generally based on a combination of company-wide and individual performance criteria. The Executive's "Maximum Bonus Percentages" are set forth in Exhibit A to this Agreement. Prior to January 1 of each calendar year, the Executive shall provide the CEO with a written "Personal Achievement Plan" that sets forth the Executive's individual performance goals for such calendar year, which goals shall reflect and be consistent with the Employer's then-current business plan. Whether all or any of the individual elements of the Executive's Personal Achievement Plan are achieved during the year shall guide, but shall not bind, the CEO in making his recommendation of the amount of the Executive's Performance Bonus. For purposes of this Agreement, the term "Cash Performance Bonus" shall mean that component of the Performance Bonus paid or payable in cash.

          (c) BENEFITS. The Executive shall be entitled to participate in all plans and benefits that may be from time to time accorded to all, and not simply any one of, the Executive, the Employer's Chief Financial Officer, the Employer's Chief Operating Officer and the President of the Employer's affiliate, FI Development Services Corporation (collectively, the "Senior Headquarters Executives") and shall receive supplemental life and disability insurance coverages comparable (as a percentage of Base Salary) to those received by the CEO, all as determined from time to time by the CEO and approved (if necessary) by the Compensation Committee of the Board. In addition to the foregoing perquisites, plans and benefits, commencing in fiscal 2000, the Executive shall receive an annual allowance of two thousand five hundred dollars ($2,500) for personal financial planning and personal income tax preparation, which allowance shall (i) be paid no later than March 30 of each year and (ii) increase five percent (5%) per annum (on a compounded basis), commencing as of the allowance payment due on or before March 30, 2001. If not paid as of the date of this Agreement, payment of such allowance for fiscal 2000 shall be made concurrent with the parties' execution of this Agreement.

          (d) VACATIONS. The Executive shall be entitled to annual vacations in accordance with the vacation policy of the Employer, which vacations shall be taken at a time or times mutually agreeable to the Employer and the Executive; provided, however, that the Executive shall be entitled to at least four (4) weeks of paid vacations annually.



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          (e)  WITHHOLDING. The Employer shall be entitled to withhold, from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which, from time to time, it is required to withhold. The Employer shall be entitled to rely upon the advice and counsel of its independent accountants with regard to any question concerning the amount or requirement of any such withholding.

     3.   TERM AND TERMINATION.

          (a) TERM. The Executive's employment hereunder shall be for a continuous and self-renewing two (2) year "evergreen" term (calculated on a day to day basis), commencing as of the Effective Date, unless sooner terminated at any time by either party, with or without Cause, such termination to be effective as of thirty (30) days after written notice to that effect is delivered to the other party. Notwithstanding the preceding provisions of this
Section 3(a), the term of this Agreement shall, if not previously terminated, expire of its own accord, and without notice to or from either party, on the seventieth (70th) birthday of the Executive ("Retirement Date").

          (b) PREMATURE TERMINATION WITHOUT NOTICE. Notwithstanding subparagraph (a) above, the Employer may terminate the Executive's employment on an immediate basis and without notice, in an emergency circumstance, when reasonably necessary to preserve or protect the Employer's interests; and in the case of such an immediate termination, the Employer shall pay the Executive one
(1) month's Base Salary in addition to any other amounts then due to the Executive as a result of the termination (it being understood that the applicable termination-based amount then due shall be determined based on the Section of this Agreement pursuant to which the Executive's employment is terminated). In the event that the circumstances giving rise to an emergency termination give rise to payment of a Severance Amount that includes a prorated Cash Performance Bonus for the then-current year, then such Cash Performance Bonus shall be prorated as if the Executive had remained employed by the Employer for an additional period of thirty (30) days beyond the date of actual immediate emergency termination of his employment as described above.

          (c) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that the Executive voluntarily terminates his employment under this Agreement, other than pursuant to Section 3(d) (Constructive Discharge) or 3(h) (Change in Control), then the Employer shall only be required to pay to the Executive such Base Salary and vacation pay for unused vacation days as shall have accrued and remain unpaid through the effective date of the termination, and the Employer shall not be obligated to pay any Performance Bonus for the then-current fiscal year, or have any further obligations whatsoever to the Executive, other than payment of any Performance Bonuses previously approved by the Compensation Committee for any prior fiscal year(s) that remain unpaid, reimbursement of previously approved expenses, any amounts or rights vested pursuant to the Scheduled Benefits [as defined in Section 9(b) hereof], and any amounts or rights vested pursuant to any "employee pension benefit plan" as such term is defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


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          (d)  CONSTRUCTIVE DISCHARGE. If, at any time during the term of this
Agreement, the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice to the Employer given within thirty (30) days after such Constructive Discharge, which notice shall specify the grounds for such Constructive Discharge, to terminate his employment hereunder, effective as of fifteen (15) days after such notice, and the Executive shall have no further obligations under this Agreement except as specified in Sections 4 and 5. The Executive shall in such event receive from the Employer the Severance Amount and other entitlements described and defined in subparagraph (g) of this Section 3. Notwithstanding the foregoing, if the Executive is Constructively Discharged on or within one (1) year after the occurrence of an event constituting a Change in Control Event [as defined in subparagraph (h) of this Section 3], then the Executive shall receive the Change in Control Severance Amount [as defined in subparagraph (h) of this Section 3] in lieu of the Severance Amount that would otherwise be paid in respect of a Constructive Discharge under this Section 3(d), and such termination shall also be deemed a Change in Control Termination for purposes of Section 5 of this Agreement.

          For purposes of this Agreement, the Executive shall be deemed to have been "Constructively Discharged" upon the occurrence of any one of the following events:

               (i) The Executive shall be removed from the position with the Employer set forth in Section 1 hereof, by the CEO or the Board, other than as a result of the Executive's appointment to a position of comparable or superior authority and responsibility, or other than for Cause, subject, however, to the following caveats and exclusions, none of which shall constitute a Constructive
Discharge: (A) the Employer shall be permitted to broaden and expand the Executive's responsibilities, whether in the same or different position; (B) the Employer may, in connection with Executive's disability as described in Section 3(f), appoint Executive to the position that is both (x) related to the position set forth in Section 1 hereof and (y) the next highest position then available with the Employer that the Executive is physically and professionally qualified to perform at the time of such appointment (the "Substitute Position"); and (C) the Employer may reduce the Executive's Base Salary to a level that is not less than the greater of (y) the minimum Base Salary established for fiscal year 1999 as set forth in Section 2(a) hereof and (z) eighty-five percent (85%) of the Executive's then-current Base Salary, provided that such reduction occurs generally concurrently with, and as a component of, a comprehensive reduction of Base Salaries (or reduction in number) of the other Senior Headquarters Executives then employed by Employer, and provided that, in the context of a general pay reduction, Executive's Base Salary reduction is reasonably comparable to that imposed on the other Senior Headquarters Executives; it being specifically understood and agreed that none of the events described in (A),
(B), and (C) above shall constitute a "Constructive Discharge" hereunder; or

               (ii) The Executive shall fail to be vested by the Employer with the powers, authority and support services customarily attendant to said office within the REIT industry, other than for Cause and other than due to financial constraints applicable to the Employer resulting in a generalized reduction of support services within the Employer; or


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               (iii) The Employer shall formally notify the Executive, in writing, that the employment of the Executive will be terminated (other than for Cause) or materially modified (other than for Cause) in the future, or that the Executive will be Constructively Discharged in the future; or

               (iv) The Employer shall change the primary employment location of the Executive to a place that is more than fifty (50) miles from the primary employment location as of the Effective Date of this Agreement, other than in connection with a general relocation of the headquarters office (or staff) of the Employer; or

               (v) The Employer shall commit a material breach of its obligations under this Agreement, which it shall fail to cure or commence to cure within thirty (30) days after receipt of written notice thereof from the Executive.

          (e) PAYMENTS UPON DEATH. This Agreement shall terminate upon the death of the Executive. Upon the Executive's death and the resulting termination of this Agreement, the Employer shall only be obligated to pay such Base Salary and vacation pay for unused vacation days as shall have accrued and remain unpaid through the date of death plus seventy-five percent (75%) of his Maximum Cash Performance Bonus for the then-current year as described in Section 2(b), such Cash Performance Bonus to be prorated through the date of death on a strict per diem basis, and the Employer shall not have any further obligations to the Executive (other than payment of any Performance Bonuses previously approved by the Compensation Committee for prior fiscal year(s) that remain unpaid, reimbursement of previously approved expenses, any amounts or rights vested pursuant to the Scheduled Benefits), and any amounts or rights vested pursuant to any "employee pension benefit plan" as such term is defined in Section 3(2)(A) of ERISA). The amount that the Employer shall be obligated to pay upon the Executive's death shall be delivered to such beneficiary, designee or fiduciary as Executive may have designated in writing or, failing such designation, to the executor or administrator of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive. Such payments shall be in addition to such other death benefits of the Employer as shall have been made available for the benefit of the Executive, and in full settlement and satisfaction of all payments provided for in this Agreement. The Employer and the Executive agree that the Employer shall maintain, at all times during the term of this Agreement, such supplemental life insurance for the benefit of the Executive as is set forth in Section 2(c) hereof.

          (f) PAYMENTS UPON DISABILITY. In the event of the Executive's "disability" (as defined below), the Employer, acting reasonably and in good faith, may determine whether or not the basis for, or the cause of, the Executive's disability is work-related.

               (i) If the Employer determines that the basis for, or the cause of, the Executive's disability is not work-related, the Employer may deliver a written notice to the Executive advising of the Employer's election to terminate the Employee's employment, in which case the subject of, and the basis for, the termination shall be the Executive's disability; and upon delivery of such termination notice, the Executive's employment shall be terminated.


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Upon the termination of the Executive's employment under this Section 3(e)(i), the Employer shall only be obligated to pay to the Executive such Base Salary and vacation pay for unused vacation days as shall have accrued and remain unpaid through the effective date of termination, and the Employer shall not have any further obligations to the Executive (other than payment of any Performance Bonuses previously approved by the Compensation Committee for prior fiscal year(s) that remain unpaid, reimbursement of previously approved expenses, any amounts or rights vested pursuant to the Scheduled Benefits, and any amounts or rights vested pursuant to any "employee pension benefit plan" as such term is defined in Section 3(2)(A) of ERISA).

               (ii) If the basis for, or the cause of, the Executive's disability is "work-related" (as defined below), then the Employer shall, at the CEO's election, either (A) terminate the Executive's employment and pay him the Severance Amount [as defined in subparagraph (g) of this Section 3], in thirty-six (36) equal monthly installments commencing within thirty (30) days after the Executive's employment is terminated under this Section 3(f); or (B) appoint and reassign the Executive to a Substitute Position, as defined in subparagraph (d)(i) of this Section 3, with an adjustment in Base Salary (and Performance Bonus targets) to levels then attributable to that Substitute Position, and such appointment and reassignment shall not constitute a Constructive Discharge under subparagraph (c) of this Section 3. In the event of an adjustment in Performance Bonus targets due to reassignment based on disability, the Performance Bonus for the then-expired portion of the then-current fiscal year as of such reassignment shall be paid to Executive, when otherwise due following the termination of such fiscal year, based on a per diem proration of seventy-five percent (75%) of the Maximum Cash Performance Bonus for Executive's pre-disability position, prorated through the date of reassignment. If the Executive declines the Substitute Position, then the Executive shall be deemed to have voluntarily terminated his employment pursuant to subparagraph (c) of this Section 3, and he shall be entitled to no Severance Amount or other entitlements other than those enumerated in Section 3(c) hereof.

               (iii) For purposes hereof, the Executive's "disability" shall be deemed to be "work-related" if the disability is either (A) a result of an accident or incident that would entitle the Executive to workers' compensation benefits under the Illinois Workers' Compensation Act, as amended, if such benefits were sought by the Executive; or (B) a result of an injury sustained at and during an Employer-sponsored function or event, which function or event is conducted for business, rather than recreational, purposes (e.g. an annual retreat that the Executive is required to attend, and at which both business meetings and recreational activities are conducted, with the Executive required to participate in all such activities, rather than a company picnic to which the Executive is invited and at which the Executive elects to participate in Employer-sponsored recreational activities).

               (iv) For purposes hereof, "disability" shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of either six (6) consecutive months, or one hundred twenty (120) business days within a consecutive twelve (12) month period. In the event of a dispute regarding the Executive's "disability," or whether the basis for, or the cause of, the disability


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is "work-related," such dispute shall be resolved through arbitration as provided in subparagraph (d) of Section 9 hereof, except that the arbitrator appointed by the American Arbitration Association shall be a duly licensed medical doctor.

               (v) The Executive shall be entitled to the compensation and benefits provided under this Agreement during any period of incapacitation occurring during the term of this Agreement prior to the establishment of the Executive's "disability" and subsequent termination of his employment.

               (vi) The Employer and the Executive agree that the Employer shall maintain, at all times during the term of this Agreement, such supplemental disability insurance for the benefit of the Executive as is set forth in Section 2(c) hereof.

               (vii) During the period that the monthly payments are made under subparagraph (ii) above, such payments shall be reduced by the amount of the monthly disability payments made under the supplemental disability insurance maintained by the Employer for the benefit of the Executive as is set forth in
Section 2(c) hereof.

          (g) PAYMENTS UPON TERMINATION WITHOUT CAUSE OR THROUGH CONSTRUCTIVE DISCHARGE. In the event of the termination of the employment of the Executive under this Agreement: (y) by the Employer "Without Cause," meaning for any reason other than in accordance with the provisions of subparagraph (e) (death), subparagraph (f) (disability), subparagraph (h) (Change in Control) or subparagraph (j) (for Cause) of this Section 3; or (z) by the Executive pursuant to a Constructive Discharge under subparagraph (d) of this Section 3; then notwithstanding any actual or allegedly available alternative employment or other mitigation of damages by (or which may be available to) the Executive, the Employer shall provide Executive with the following entitlements:

               (i) The Employer shall pay to the Executive, subject to the "Age-Based Adjustments" provided and defined in Section 3(i) below, a "Severance Amount" equal to the sum of:

                     (A) three (3) times the then-current annual amount of his Base Salary; plus

                     (B) seventy-five percent (75%) of his Maximum Cash Performance Bonus for the then-current year as described in Section 2(b), such Cash Performance Bonus to be prorated through the date of termination on a strict per diem basis.

               (ii)  The Employer shall also:

                     (A) notwithstanding the vesting schedule otherwise applicable, fully vest Executive's options, other than options that may by their terms vest upon or be subject to the attainment of


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                          any individual or company-wide performance criteria
                          (e.g., and without limitation, Consolidated Incentive Program options), outstanding under the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan, the First Industrial Realty Trust 1997 Stock Incentive Plan and any similar plan subsequently adopted by the Employer (collectively referred to herein as the "SIP Options"), and awards outstanding under the First Industrial Realty Trust, Inc. Deferred Income Plan ("DIP Awards"), effective as of the date of termination;

                     (B) notwithstanding the terms of the grant or award documentation, release and eliminate all unexpired transfer and encumbrance restrictions otherwise applicable to any restricted stock owned by the Executive, effective as of the date of termination;

                     (C) allow a period of eighteen (18) months following the termination of employment for the Executive to exercise any such SIP Options; and

                     (D) continue for the Executive his health insurance coverage, whether single or family, so as to provide a scope of coverage comparable to that which was in effect as of the date of termination, for a period of three (3) years following such termination or until such time as substitute health insurance coverage with comparable benefits is available to him at a cost comparable to that borne by him under the Employer's policy, by virtue of other employment or family members' insurance benefits secured or made available after termination.

               (iii) The entitlements described in this subparagraph (g) shall be in addition to the payment of such Base Salary and vacation pay for unused vacation days as shall have accrued and remain unpaid through the effective date of termination, and the payment of any Performance Bonuses previously approved by the Compensation Committee for prior fiscal year(s) that remain unpaid, reimbursement of previously approved expenses, any amounts or rights vested pursuant to the Scheduled Benefits, and any amounts or rights vested pursuant to any "employee pension benefit plan" as such term is defined in Section 3(2)(A) of ERISA.

               (iv) Payment to the Executive of the Severance Amount and those items enumerated in subparagraph (iii) above will be made in a single lump sum within thirty (30) days after a termination effectuated by the Employer Without Cause or by the Executive based on Constructive Discharge.



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          (h)  CHANGE IN CONTROL.

               (i) In the event of a Change in Control (as defined below) of the Employer resulting in or associated with (as, when and to the extent herein provided) the termination of the Executive's employment which is undertaken at the initiative of either (y) the Employer under subparagraph (h)(ii)(A) below, or (z) the Executive, under subparagraph (h)(ii)(B) below ("Change in Control Termination"), the following entitlements shall become operative:

                     (A) The Executive shall be entitled to receive a "Change in Control Severance Amount" equal to the sum of the following amounts:

                          (1) two (2) times the then-current annual amount of his Base Salary; plus

                          (2) his Maximum Cash Performance Bonus for the then-current fiscal year as described in Section 2(b), prorated through the date of termination on a strict per diem basis; plus

                          (3) a "Double Historical Average Cash Bonus," which shall be calculated as follows: first, there will be a computation of the average of the percentages of his Maximum Cash Performance Bonus paid (or that have been declared, but remain unpaid, as of the date of a Change in Control Termination) as annual Cash Performance Bonuses for the two (2) immediately preceding fiscal years of the Employer ("Historical Average Cash Bonus Percentage"); second, the Historical Average Cash Bonus Percentage will then be multiplied by his Maximum Cash Performance Bonus Percentage attributable to the year of his Change in Control Termination, with the resulting percentage thereby derived being his "Change in Control Bonus Percentage"; third, the Change in Control Bonus Percentage shall be multiplied by his Base Salary as of the date of his Change in Control Termination, with the resulting product being his "Historical Average Cash Bonus"; and fourth, his Historical Average Cash Bonus is multiplied by two (2), with the resulting product being his "Double Historical Average Cash Bonus." See Example #1 on Exhibit C hereto for a



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                               mathematical example of the preceding
                               calculation. Notwithstanding the immediately preceding sentence and Example #1 on Exhibit C, in the event that (i) the Cash Performance Bonus paid for either of the two (2) fiscal years immediately preceding a Change in Control Termination is less than 100% of the Maximum Cash Performance Bonus Percentage for such fiscal year, and (ii) an equity-based Performance Bonus having a stated aggregate value as of issuance of $100,000 or more was granted to the Executive in respect of such years (such year in which (i) and (ii) occur thereby constituting a "Deficient Bonus Year"), then for purposes of calculating the Double Historical Average Cash Bonus component of the Change in Control Severance Amount, the minimum Cash Bonus Percentage for any Deficient Bonus Year (or Years) will be 100%. See Example #2 on Exhibit C hereto for a mathematical example of the immediately preceding calculation. If, as of a Change in Control Event, the Executive has not received (or had declared by the Compensation Committee) two Historical Cash Performance Bonuses with respect to, and while holding, the position set forth in Section 1, then the percentage of Maximum Cash Performance Bonus used to calculate the Historical Cash Bonus Percentages shall be the percentage of Maximum Cash Performance Bonus paid to Executive's predecessor with respect to the particular position set forth in Section 1 during that portion of the two (2) preceding fiscal years of the Employer during which Executive did not hold the requisite position, subject to a minimum percentage of 100% for any Deficient Bonus Year arising on the basis of his predecessor's compensation history.

                     (B) The Employer shall also provide the following entitlements to the Executive:

                          (1) notwithstanding the vesting schedule otherwise applicable, the Employer shall fully vest Executive's options, other than options that may by their terms vest upon or be subject to the



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                               attainment of any individual or company-wide
                               performance criteria (e.g., and without
                               limitation, Consolidated Incentive Program options), outstanding under the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan, the First Industrial Realty Trust 1997 Stock Incentive Plan and any similar plan subsequently adopted by the Employer (collectively referred to herein as the "SIP Options"), and awards outstanding under the First Industrial Realty Trust, Inc. Deferred Income Plan ("DIP Awards"), effective as of date of the Change in Control Termination;

                          (2) notwithstanding the terms of the grant or award documentation, the Employer shall release and eliminate all unexpired transfer and encumbrance restrictions otherwise applicable to any restricted stock owned by the Executive, effective as of date of the Change in Control Termination;

                          (3)  the Employer shall allow a period of eighteen
                               (18) months following the termination of employment for the Executive to exercise any such SIP Options; and

                          (4) the Employer shall continue for the Executive his health insurance coverage, whether single or family, in effect as of the date of termination for three (3) years following such termination or until such time as substitute health insurance with comparable benefits is available to him at a cost comparable to that borne by him under the Employer's policy, by virtue of other employment or family members' insurance benefits secured or made available after termination.

                     (C)  The Change in Control Severance Amount shall:

                          (1) be reduced by any amount paid or otherwise payable to the Executive pursuant to Sections 3(d) (Constructive Discharge), 3(e) (disability) or 3(g) (termination by Employer without Cause); and

                          (2) be in addition to: such current Base Salary and vacation pay for unused vacation days as shall have accrued and remain unpaid as of the effective



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                               date of termination; the payment of amounts any
                               Performance Bonuses previously approved by the Compensation Committee for prior fiscal year(s) that remain unpaid; reimbursement of previously approved or otherwise authorized expenses; any amounts or rights theretofore vested pursuant to the Scheduled Benefits; and any amounts or rights vested pursuant to any "employee pension benefit plan" as such term is defined in Section 3(2)(A) of ERISA.

                     (D) The Change in Control Severance Amount will be paid in a single lump sum, on (I) the date of the Change in Control Event, if the Executive's employment is in fact terminated concurrent with the Change in Control Event [or was terminated by the Employer prior to the Change in Control Event so as to give rise to a Change in Control Severance Amount entitlement as of the Change in Control Event, pursuant to subparagraph
                          (ii)(A) below]; or (II) within thirty (30) days after the Executive terminates his employment following a Change in Control Event under subparagraph (ii)(B) below.

               (ii) The following (and only the following) events shall constitute a Change in Control Termination under this subparagraph (h):

                     (A) Executive's employment is terminated by the Employer (or its successor) for any reason other than for Cause or due to death or disability, within either of the respective three hundred sixty-five (365) day periods either preceding or following the event constituting a Change in Control; or

                     (B) The Executive terminates his employment under this Agreement upon and through written notice given to the Employer within thirty (30) days after the occurrence of a "Triggering Circumstance," as defined and described below, such right of termination to exist only if (x) the Triggering Circumstance described in
                          (i) or (ii) below occurs within a period of three hundred sixty-five (365) days following a Change in Control Event; or (y) either of the Triggering Circumstances described in (iii) or (iv) below occurs within a period of seven hundred thirty (730) days [subject to extension for (iii) as set forth below] following a Change in Control Event. The following shall constitute "Triggering Circumstances" hereunder, entitling the Executive to terminate his employment following a Change in Control Event and receive a Change in Control Severance Amount: (i) the Change in Control Event gives rise to a change in employment circumstances that would otherwise constitute a Constructive Discharge; (ii) the Change in Control Event results in a relocation of the Executive's primary place of employment to a location that is more than fifty (50) miles from his primary employment location with Employer as of the Effective Date of this Agreement, even if such relocation is pursuant to a general merger-induced or other general headquarters office relocation and would, in the absence of a Change in Control Event, not constitute a Constructive Discharge hereunder; (iii) the Company (or its successor), following the Change in Control Event, pays Cash Performance Bonuses to the Executive, attributable to either of those two (2) certain fiscal years respectively constituting (w) the fiscal year in which the Change in Control Event occurs and (x) the next succeeding fiscal year ("Post-CIC Fiscal Years"), at a level that is less than the greater of (y) the amount equal to the average of the percentages of Base Salary paid as Cash Performance Bonuses for the two
                          (2) fiscal years preceding the Change in Control Event and (z) the amount equal to one hundred percent (100%) of the respective Base Salaries then in place for each of the Post-CIC Fiscal Years [it being understood that the seven hundred thirty (730) day period for determining whether there is a deficiency in a Cash Performance Bonus for the second of the two (2) Post-CIC Fiscal Years shall be extended as necessary to encompass the date on which the Cash Performance Bonus for the second Post-CIC Fiscal Year is actually paid]; or (iv) the annual Base Salary payable to the Executive for either Post-CIC Fiscal Year is less than the Base Salary in effect as of the occurrence of the Change in Control Event. In addition to the foregoing Triggering Circumstance events described in (i) through (iv) above giving rise to the Executive's right to effectuate a Change in Control Termination, it shall also constitute a Triggering Circumstance, and the Executive shall also be entitled to effectuate such Change in Control Termination if, as of the effective date of a Change in Control Event, the successor employer/acquiring entity does not affirm, in writing, its assumption of the obligations of the Employer under this Agreement, and its agreement to perform such obligations for the benefit of the Executive following the Change in Control Event. Any Change in Control Termination by the Executive shall be effectuated by written notice provided to the Employer or its successor within thirty (30) days following the Executive's actual knowledge of the first occurrence of a Triggering Circumstance which, in the case of (iii) or (iv) above, shall constitute the Executive's receipt of the initial non-conforming Base Salary payment or Cash Performance Bonus payment in question. The failure of the Executive to give a timely notice of termination as hereinabove provided following the occurrence of a Triggering Circumstance shall constitute a waiver of the Executive's right to initiate a Change in Control Termination by reason of such Triggering Circumstance. Executive shall have no right to initiate a Change in Control Termination giving rise to an entitlement to a Change in Control Severance Amount unless a Triggering Circumstance shall have occurred and shall have been acted upon by Executive on a timely basis as hereinabove provided.

               (iii) For purposes of this Agreement, the term "Change in Control Event" shall mean the following events:

                     (A) The consummation of the acquisition by any person [as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of the Employer; or

                     (B) The persons who, as of the date hereof, constitute the Employer's Board of Directors (the "Incumbent Directors") cease, in opposition to the Nominating Committee of the Board and as a result of a tender offer, proxy contest, merger or similar transaction or event (as opposed to turnover caused by death or resignation), to constitute at least a majority of the Board, provided that any person becoming a director of the Employer subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, or by a Nominating Committee duly appointed by such Incumbent Directors, or by successors of either who shall have become Directors other than as a result of a hostile attempt to change Directors, whether through a tender offer, proxy contest or similar transaction or event shall be considered an Incumbent Director; or

                     (C)  The consummation of:

                          (1) a merger or consolidation of the Employer, if the stockholders of the Employer as constituted in the aggregate immediately before such merger or consolidation do not, as a result of and following such merger or consolidation, own, directly or indirectly, more than seventy-five percent (75%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation; or

                          (2) a liquidation, sale or other ultimate disposition or transfer of all or substantially all of the total assets of the Employer and its subsidiaries, which shall be deemed to have occurred for purposes of ascertaining when a Change in Control Event has taken place when, as and if the Employer shall have disposed, in a single transaction or set of related transactions, of more than fifty percent (50%) of its and its subsidiaries' total real estate portfolio, pursuant to a declared plan of liquidation, such percentage of the portfolio to be deemed to have been transferred at such time as the Employer and its Subsidiaries shall have disposed of fifty percent (50%) or more of their properties in relation to overall undepreciated (i.e. cost-based) book value, net operating income or square footage of developed properties.

               (iv)  Notwithstanding the immediately preceding subparagraph
(iii), a Change in Control Event shall not be deemed to occur solely because forty percent (40%) or more of the combined voting power of the then-outstanding securities of the Employer is acquired by:

                     (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or

                     (B) any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by the Employer or by its stockholders in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition.

               (v) If it is determined, in the opinion of the Employer's independent accountants, in consultation, if necessary, with the Employer's independent legal counsel, that any Change in Control Severance Amount, either separately or in conjunction with any other payments, benefits and entitlements received by the Executive in respect of a Change in Control Termination hereunder or under any other plan or agreement under which the Executive participates or to which he is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and thereby be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then in such event the Employer shall pay to the Executive a "grossing-up" amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Employer shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Employer's independent accountants, in consultation, if necessary, with the Employer's independent legal counsel. If, after the Executive receives any gross-up payments or other amount pursuant to this subparagraph (v), the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Employer the amount of such refund within ten (10) days of receipt by the Executive.

          (i) AGE-BASED ADJUSTMENTS. It is recognized and acknowledged that Executive intends and wishes to retire by the Retirement Date, on which date he shall have attained the age of seventy (70), which shall be the mandatory retirement age for senior management of the Employer. This Agreement shall accordingly terminate, on an automatic basis, as provided in Section 3(a) above, as of said Retirement Date. In addition, it is mutually acknowledged and agreed that the Severance Amount owed to the Executive in the event of a termination of this Agreement pursuant to
Section 3(d) or 3(g) hereof (respectively dealing with Constructive Discharge and termination by Employer without Cause) shall be gradually reduced during the three (3) year pre-retirement transition period preceding the Retirement Date, by being made subject to "Age-Based Adjustments," based on the following schedule:

          Age of Executive as of                  % of Severance Amount Due
            Date of Termination                    Per Age-Based Adjustment
          ----------------------                  -------------------------
                    67                                        75%
                    68                                        50%
                    69                                        25%
                    70                                         0%

          (i) TERMINATION FOR CAUSE. The employment of the Executive under this Agreement may be terminated by the Employer on the basis of "Cause," as hereinafter defined. If the Executive's employment is terminated by the Employer for Cause under this subparagraph (j), then the Employer shall only be obligated to pay to the Executive such Base Salary and vacation pay for unused vacation days as shall have accrued and remain unpaid through the effective date of termination, but the Employer shall not be required to pay to the Executive any Performance Bonus for the then-current fiscal year, or have any further obligations whatsoever to the Executive, other than any Performance Bonuses previously approved by the Compensation Committee for prior fiscal year(s) that remain unpaid; reimbursement for previously approved expenses; and continuation of any amounts or rights vested pursuant to the Scheduled Benefits that remain vested upon and notwithstanding the Executive's termination for Cause, in which event such rights to payment or continuation shall be determined pursuant to the terms of the plans under which such Scheduled Benefits are provided, and not the terms of this subparagraph (j) of Section 3. Termination for "Cause" shall mean the termination of the Executive's employment on the basis or as a result of:
(i) the Executive being found guilty of a felony; (ii) the Executive's commission of an act that disqualifies the Executive (whether under the Employer's by-laws, or under any statute, regulation, law or rule applicable to the Employer) from serving as an officer or director of the Employer; or (iii) a recurring pattern of material and willful dereliction of duty of the Executive's material responsibilities, where such recurring failure has a material adverse effect upon the business of the Employer, as reasonably determined by the CEO, in the CEO's good faith determination. In making such determination, it is understood that the CEO shall interpret and apply the above-described standards (of materiality, or willful dereliction, and of adversity) in a manner that is normal and customary within the Employer's industry. Executive shall be entitled to thirty (30) days' prior written notice (the "Termination Notice") of the Employer's intention to terminate his employment for Cause, and such Termination Notice shall: specify the grounds for such termination; afford the Executive a reasonable opportunity to cure any conduct or act (if curable) alleged as grounds for such termination; and a reasonable opportunity to present to the CEO his position regarding any dispute relating to the existence of such Cause. Notwithstanding the foregoing procedure, the Employer (through the CEO) shall have the unilateral right to make the final substantive determination as to whether the Executive (through the CEO) has properly remedied or otherwise addressed those matters described in the Termination Notice as grounds for termination of the Executive's employment; and in the event that the Employer determines (as of the expiration of the above-contemplated 30-day period), that the Executive has not appropriately remedied or otherwise addressed those matters, then the Executive's term of employment shall, in all events, automatically terminate as of the thirtieth
(30th) day after the Employer delivers the Termination Notice, without any responsibility or obligation of the Employer to provide the Executive with any further notice or explanation of the grounds for his termination. If the Executive challenges his termination for Cause under the provisions of Section 9(d) hereof and the arbitrator finds that the Executive did not engage in conduct which properly entitled the Employer to terminate the Executive's employment for Cause under the criteria set forth above, then the Employer shall pay to the Executive, within thirty (30) days of the arbitrator's decision: the Severance Amount as if his termination of employment had been effectuated pursuant to Section 3(g) hereunder; with interest on the Severance Amount at the rate of eighteen percent (18%) from the date of the Termination Notice to the date payment is ordered made of such Severance Amount to be paid thereon; plus the amount of the Executive's reasonable attorneys' fees incurred in such arbitration.

          (k) RESIGNATION FROM RELATED POSITIONS. Upon the termination of the Executive's employment with the Employer, for any reason whatsoever, the Executive shall immediately resign from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that the Executive then holds with any or all of the Employer and its affiliates.

          (l) STOCK REDEMPTION. Upon the termination of the Executive's employment with the Employer, for any reason whatsoever, the Executive shall permit the Employer or its affiliate(s), as the case may be, to immediately redeem any and all common or preferred stock (or any partnership or membership interests, as the case may be) that the Executive then owns in any affiliate(s) of Employer, which redemption shall occur at the same cash price (if any) as Executive actually initially paid to acquire such stock (or partnership or membership interests, as the case may be). In no event, however, shall the foregoing requirement apply to any stock (common or preferred) that Executive owns in Employer, or to any limited partnership interests (so-called "OP Units") that the Executive owns in First Industrial, L.P., a Delaware limited partnership in which the Employer is the general partner and which is commonly referred to as the "Operating Partnership."

     4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that, during the course of his employment prior to his entry into this Agreement, he has produced, received and had access to, and may hereafter continue to produce, receive and otherwise have access to, various materials, records, data, trade secrets and information not generally available to the public, specifically including any information concerning projects in the "Pipeline" as defined in
Section 5(a)(ii) below (collectively, "Confidential Information") regarding the Employer and its subsidiaries and affiliates. Accordingly, during the term of this Agreement and for the one (1) year period immediately subsequent to any termination of this Agreement, on any basis, the Executive shall hold in confidence and shall not directly or indirectly for his own benefit or for the benefit of any other person or entity, for economic gain or otherwise, disclose, use, copy or make lists of any such Confidential Information, except to the extent that (a) such information is or thereafter becomes lawfully available from public sources; or (b) such disclosure is authorized in writing by the Employer; or (c) such disclosure is determined by court order or official governmental ruling to be required by law or by any competent administrative agency or judicial authority; or (d) such disclosure is otherwise reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Employer's business, which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer's premises without its written consent, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder.

     5.   NON-COMPETITION COVENANT.

          (a)  RESTRICTIVE COVENANT.

               (i) The Employer and the Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Employer, and have agreed that as an essential ingredient of and in consideration of this Agreement and the Employer's agreement to make the payment of the amounts described in Sections 2 and 3 hereof when and as herein described, the Executive hereby agrees, except with the express prior written consent of the Employer, and subject to the limitations set forth in Section 5(c) below, that for a period of one (1) year [or in the case of a Change in Control Termination, six (6) months] after the termination of the Executive's employment with the Employer (the "Restrictive Period"), he will not directly or indirectly in any manner compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer to terminate employment with Employer and become employed by the following:

                     (A) any company listed as an industrial or mixed office/industrial (but not pure office) REIT or Real Estate Operating Company in the Realty Stock Review, a Dow Jones & Co. Publication, (a "Peer Group Member") a copy of such listing for the month prior of the Effective Date hereof being attached hereto as Exhibit D, or

                     (B) any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members) which, as a material component of its business (other than for its own use as an owner or user), invests in industrial warehouse facilities and properties similar to the Employer's investments and holdings: (1) in any geographic market or territory in which the Employer owns properties or has an office either as of the date hereof or as of the date of termination of the Executive's employment; or (2) in any market in which an acquisition or other investment by the Employer or any affiliate of the Employer is pending as of the date of termination, as conclusively evidenced by the existence of a Request for Proposal or an executed Agreement of Purchase and Sale, Contribution (or Merger) Agreement or Letter of Intent, Confidentiality Agreement, Due Diligence Agreement, Pursuit Cost Agreement, Partnership or Joint Venture Agreement, or by a Post Acceptance Conference Call (PACC) memorandum or Investment Committee (IC) approval in existence at the time of the termination of the Executive's employment.

               (ii) In addition, during the Restrictive Period, the Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, in connection with or concerning any investment opportunity of the Employer that is in the "Pipeline" (as defined below) as of the effective date of the termination of the Executive's employment. Within ten (10) business days after the Executive's termination of employment, the CEO shall deliver to the Executive a written statement of the investment opportunities in the Pipeline as of the effective date of the termination of the Executive's employment (the "Pipeline Statement"), and the Executive shall then review the Pipeline Statement for accuracy and completeness, to the best of his knowledge, and advise the CEO of any corrections required to the Pipeline Statement. The Executive's receipt of any Severance Amount under Sections 3(c), (f) and (g) shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement, or advising the CEO, in writing, of any corrections or revisions required to the Pipeline Statement in order to make it accurate and complete, to the best of the Executive's knowledge. The restrictions concerning any one individual investment opportunity in the Pipeline shall continue until the first to occur of (i) expiration of the Restrictive Period; or (ii) the Executive's receipt from the Employer of written notice that the Employer has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. An investment opportunity shall be considered in the "Pipeline" if, as of the effective date of the termination of the Executive's employment, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Employer in writing or otherwise) or under consideration by the Employer, whether at the PACC, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (A) an acquisition for cash; (B) an UPREIT transaction; (C) a transaction under the "First Exchange" program; (D) a development project or venture; (E) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (F) an "Opportunity Fund" or other private investment in or co-investment with the Employer; (G) any debt placement opportunity by or in Employer; (H) any service or other fee-generating opportunity by the Employer; or (I) any other investment by the Employer or an affiliate of the Employer, in or with any party or by any party in the Employer or an affiliate of the Employer.

               (iii) The Restrictions contained in subparagraphs (i) and (ii) above are collectively referred to as the "Restrictive Covenant." If the Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this subparagraph (i) computed from the date the relief is granted, but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive. In the event that a successor of the Employer assumes and agrees to perform this Agreement or otherwise acquires the Employer, this Restrictive Covenant shall continue to apply only to the primary markets of the Employer as they existed immediately before such assumption or acquisition, and shall not apply to any of the successor's other offices or markets. The foregoing Restrictive Covenant shall not prohibit the Executive from owning, directly or indirectly, capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and that do not represent more than five percent (5%) of the outstanding capital stock of any corporation.

          (b) RELIEF FROM RESTRICTIVE COVENANTS. In the event the Executive shall desire to engage in any activity that would violate the Restrictive Covenant which he reasonably and in good faith believes would be immaterial to the economic and proprietary interests of the Employer or any of its affiliates, he may, prior to (but not after) engaging in such activity, submit to the CEO a written request for relief from the Restrictive Covenant, which written request shall set forth the scope of the proposed activity, the scope of the requested relief and the basis upon which Executive believes such activity to be immaterial to the interests of the Employer. Within ten (10) business days after receipt of the Executive's written request, and subject to the specific approval of the Board, the CEO shall advise the Executive, in writing, as to whether the requested relief shall be granted. The parties agree that such relief shall be granted only if the CEO reasonably determines that the reasonably anticipated impact on the Employer of the grant of such relief is in fact immaterial to and fully compatible with the economic and proprietary interests of the Employer (and its separate regions, ventures, divisions, subsidiaries and affiliates), it being specifically hereby understood and acknowledged by the Executive that a purportedly "minor" percentage impact on company-wide revenues or expenses of the Employer shall not be deemed to be per se immaterial.

          (c) TERMINATION OF RESTRICTIVE COVENANT - CERTAIN CHANGE IN CONTROL TERMINATION BY EXECUTIVE. If the Executive terminates his employment with the successor of the Employer following a Change in Control Event in the absence of a Triggering Circumstance, so as to effectuate a termination of his employment without any entitlement of or claim by the Executive to a Change in Control Severance Amount, then the Restrictive Covenant set forth in this Section 5 shall not be operative with respect to the Executive following such termination, during the Restrictive Period or otherwise, but the obligations of the Executive set forth in Section 4 as to Confidential Information shall remain operative as therein provided.

          (d) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Sections 4 and 5 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Employer; that any violation of these restrictions would cause substantial injury to the Employer and such interests; that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions; and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation of these restrictions or statement of intent by the Executive to violate any of these restrictions, the Employer shall automatically be relieved of any and all further financial and other obligations to the Executive under this Agreement, in relation to Severance Payments or otherwise, and shall be entitled to all rights, remedies or damages available at law, in equity or otherwise under this Agreement; and, without limitation, shall be entitled to temporary and preliminary injunctive relief, granted by a court of competent jurisdiction, to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be, such injunctive relief to be available pending the outcome of the arbitration process provided under Section 9(d) of this Agreement, which arbitration process will entitle the arbitrator to determine that permanent injunctive relief is to be granted to the Employer, whereupon such relief shall be granted by a court of competent jurisdiction, based on the determination of the arbitrator.

     6. INTERCORPORATE TRANSFERS. If the Executive shall be transferred by the Employer to an affiliate of the Employer, such transfer, by itself and without any adverse financial or functional impact on the Executive, shall not be deemed a Constructive Discharge or otherwise be deemed to terminate or modify this Agreement, and the employing corporation or other entity to which the Executive is transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the effective date of such transfer provided, however, that at all times after such transfer, First Industrial Realty Trust, Inc. shall remain liable for all obligations of the Employer hereunder, including the payment of all Base Salary, Performance Bonuses or other amounts set forth herein. For purposes hereof, an affiliate of the Employer shall mean any corporation or other entity directly or indirectly controlling, controlled by, or under common control with, the Employer.

     7. INTEREST IN ASSETS AND PAYMENTS. Neither the Executive nor his estate shall acquire any rights in any funds or other assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, pledge, hypothecate or otherwise encumber any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event or as a result of any bankruptcy, insolvency or other legal proceeding otherwise relating to the Executive.

     8.   INDEMNIFICATION.

          (a) During the term of this Agreement and thereafter throughout all applicable limitations periods, the Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators), with such coverage as shall be generally available to senior officers of the Employer under the Employer's then-current directors' and officers' liability insurance policy, at the Employer's expense.

          (b)  In addition to the insurance coverage provided for in paragraph
(a) of this Section 8, the Employer shall defend, hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law, and subject to each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Employer, against all expenses and liabilities reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which the Executive may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of such expenses or liabilities are incurred), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

          (c) In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section 8, the Employer shall, to the full extent permitted under applicable law, and subject to the each of the requirements, limitations and specifications set forth in the Articles of Incorporation, Bylaws and other organizational documents of the Employer, advance all expenses (including the reasonable attorneys' fees of the attorneys selected by Employer and approved by Executive for the representation of the Executive), judgments, fines and amounts paid in settlement (collectively "Expenses") incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Executive covenanting: (i) to reimburse the Employer for the amount of all of the Expenses actually paid by the Employer to or on behalf of the Executive in the event it shall be ultimately determined, by the court or the arbitrator, as applicable to the case, that the Executive is not entitled to indemnification by the Employer for such Expenses; and (ii) to assign to the Employer all rights of the Executive to insurance proceeds, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of the Expenses actually paid by the Employer to or on behalf of the Executive.

     9.   GENERAL PROVISIONS.

          (a) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, the Employer, the Executive's personal representatives, the Employer's successors and assigns, and any successor or assign of the Employer shall be deemed the "Employer" hereunder. The Executive may neither assign his duties or obligations this Agreement, nor sell, assign, pledge, encumber, transfer or hypothecate his entitlement hereunder, and the Employer shall have no obligation to recognize any such purported alienation, or pay any funds to any party claiming the benefit thereof.

          (b) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral; provided, however, that all benefits and rights conferred by those equity-based and other compensation plans as provided by the plans included on Exhibit B hereto (collectively, the "Scheduled Benefits") shall be governed by those equity-based and other compensation plans and ancillary documents, whether adopted or signed prior to or after the Effective Date of this Agreement and as such are modified by this Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer.

          (c) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois, as such state constitutes the situs of the headquarters office of the Employer and the place of employment hereunder, and such laws shall apply without reference to the rules of law regarding conflicts of law.

          (d)  ARBITRATION. Except only as otherwise provided in subparagraph
(d) of Section 5, each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or the Executive's employment by the Employer shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association (the "AAA") then in effect. The arbitrator shall be selected by the parties from a list of eleven
(11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute ("Proposed Solution"), and the arbitrator shall be obligated to choose one (1) party's specific Proposed Solution, without being permitted to effectuate any compromise or "new" position; provided, however, that the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party whose Proposed Solution is not selected shall bear the costs of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. If the arbitrator ultimately chooses the Executive's Proposed Solution, then the Employer shall pay interest at the rate of eighteen percent (18%) interest, per annum, on the amount the arbitrator awards to the Executive (exclusive of attorneys' fees and costs and expenses of the arbitration), such interest to be calculated from the date the amount payable under the Executive's Proposed Solution would have been paid under this Agreement, but for the dispute, through the date payment is ordered made. Judgment may be entered on the arbitrator's award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such subparagraph (d) of
Section 5.

          (e) PRESS RELEASES AND PUBLIC DISCLOSURE. Any press release or other public communication by either the Executive or the Employer with any other person concerning the terms, conditions or circumstances of Executive's employment, or the termination of such employment, shall be subject to prior written approval of both the Executive and the Employer, subject to the proviso that the Employer shall be entitled to make requisite and appropriate public disclosure of the terms of this Agreement and any termination hereof, without the Executive's consent or approval, as may be required under applicable statutes, and the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange. Employer shall be entitled to rely on the advice and counsel of its legal counsel and other professional advisors in determining whether any such disclosure is required.

          (f) PUT DEMAND AS TO RELEASED SECURITIES. If, pursuant to either of Sections 3(g) or 3(h) hereof, the Employer shall have prematurely released and eliminated all unexpired transfer and encumbrance restrictions otherwise applicable to any restricted shares of common stock of the Employer owned by the Executive, then the Executive shall, on a one-time basis exerciseable within
(30) days of the date of such release of restrictions, have the right to put to the Employer, and require that the Employer purchase, such shares of restricted stock as shall have been released as above described ("Released Securities"). Such put shall be exercised by delivery of a "Put Demand" to the Employer, given in writing pursuant to the notice provisions hereof, which Put Demand: (i) shall encompass all of the Released Securities owned by the Executive; and (ii) shall in no event be applicable to or available in respect of any "Exempt Shares," which shall constitute those Released Securities that may otherwise be sold by the Executive, without registration, pursuant to either or both of Rules 144 and 145 of the Securities Act of 1933, as amended, within a period of one hundred twenty (120) days following the date of the release of the Executive's restricted shares. Upon its receipt of a timely and otherwise proper Put Demand from the Executive, the Employer shall thereby and thereupon become obligated, within a period of ten (10) days following the date of delivery of the Put Demand, to purchase, for cash, the Released Securities that were the subject of the Put Demand in question (in all events exclusive of Exempt Shares), at a price per share equal to the weighted average (by daily trading volume on the New York Stock Exchange) of the closing price of the Employer's shares of common stock for the thirty (30) trading days immediately preceding the date of delivery of the Put Demand. The specific date on which such purchase shall be consummated and closed shall be established pursuant to the mutual agreement of the parties and, in the absence of such agreement, on the tenth (10th) day following the date of delivery of the Put Demand (and if such day falls on a weekend or business holiday, then on the first business day thereafter). By his delivery of a Put Demand, the Executive shall become irrevocably obligated to sell, at the price above specified, all of the Released Securities that were the subject of the Put Demand. The transfer of the Released Securities to the Employer shall be effectuated pursuant to commercially reasonable and customary stock transfer and other related documentation prepared at Employer's expense by counsel to the Employer.

          (g) INTEREST. If any amount due hereunder is not paid within ten (10) days of being due, then the Employer or the Executive, as applicable, shall pay interest at the rate of 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such non-payment; provided, however, that if the interest rate set forth above exceeds the highest legally-permissible interest rate, then the interest rate shall be reduced to the level of the highest legally permissible interest rate.

          (h) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (i) NOTICES. Notices given pursuant to this Agreement shall be in writing, and shall be deemed given when received if personally delivered, or on the first (1st) business day after deposit with a commercial overnight delivery service. Notices to the Employer shall be addressed and delivered to the principal headquarters office of the Employer, Attention: President and Chief Executive Officer, with a copy concurrently so delivered to General Corporate Counsel to the Employer, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, to the joint attention of Lynne D. Mapes-Riordan and Howard A. Nagelberg. Notices to the Executive shall be sent to the address set forth below the Executive's signature on this Agreement, or to such other address as Executive may hereafter designate in a written notice given to the Employer and its counsel.

          (i) COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST INDUSTRIAL REALTY TRUST,                    JOHANNSON L. YAP
INC., a Maryland corporation



By:        /s/ Michael W. Brennan                      /s/ Johannson L. Yap
     ------------------------------------         ------------------------------
     Michael W. Brennan                           Address of Executive:
     President and Chief Executive Officer
                                                  404 Shadow Creek Lane
                                                  Riverwoods, Il 60015

                                JOHANNSON L. YAP

                     EMPLOYMENT AGREEMENT (THE "AGREEMENT")

                                    EXHIBIT A

     The Executive's Maximum Performance Bonus under Section 2(b) of the Agreement shall be equal to the sum of the following percentages of his Base Salary, as such percentages are modified from time to time by the Compensation Committee of the Board in accordance with its procedures governing the review and modification of executive compensation for the Employer:



         --------------------------------------------------------------
           BONUS COMPONENTS                           MAXIMUM
           ----------------                           -------

         --------------------------------------------------------------
           Cash Bonus                                   200%

         --------------------------------------------------------------
           Equity-Based Bonus                           140%

         --------------------------------------------------------------

                                JOHANNSON L. YAP

                     EMPLOYMENT AGREEMENT (THE "AGREEMENT")

                                    EXHIBIT B

     The Executive's Scheduled Benefits are those provided according to the following plans:

     A. First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan and related awards and grant agreements thereunder.

     B. First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan and related awards and grant agreements thereunder.

     C.   First Industrial Realty Trust, Inc. Deferred Income Plan.

                                JOHANNSON L. YAP

                     EMPLOYMENT AGREEMENT (THE "AGREEMENT")

                                    EXHIBIT C

                                   EXAMPLE #1

        CALCULATION OF HYPOTHETICAL DOUBLE HISTORICAL AVERAGE CASH BONUS
                WITH NO IMPACT OF DEFICIENT BONUS YEAR ADJUSTMENT

The first example below is a calculation that would be performed pursuant to
Section 3(h)(i)(A)(3) of the Agreement.

     Assume the following:

     -    Change in Control Termination is February 1, 2000.

     -    Base Salary during 1998, 1999 was $100,000.

     -    Base Salary as of Change in Control Termination is $150,000.

     -    For 1998 and 1999 the Maximum Cash Performance Bonus Percentage was
          150%.

     -    For 2000 the Maximum Cash Performance Bonus Percentage is 180%.

     - Cash Performance Bonus for 1998 was $150,000 (or 100% of Maximum Cash Performance Bonus).

     - Cash Performance Bonus for 1999 was $75,000 (or 50% of Maximum Cash Performance Bonus).

     - Equity-Based Performance Bonus value for 1999 was not more than $100,000 (See below for example of year in which such value was $100,000 or more).

     Step 1 -   Determine Historical Average Cash Bonus Percentage

                1998 Cash Bonus Percentage
                (as a Percentage of the Maximum Cash Bonus Percentage)      100%
                1999 Cash Bonus Percentage
                (as a Percentage of the Maximum Cash Bonus Percentage)       50%
                                                                           ----
                Average of above percentages is the
                Historical Average Cash Bonus Percentage                     75%
                                                                           ====

     Step 2 -   Determine Change in Control Bonus Percentage

                Historical Prior Average Cash Bonus Percentage               75%
                Multiplied by Maximum Cash Performance Bonus
                Percentage for year of Change in Control Termination    x   180%
                                                                           ----
                Change in Control Bonus Percentage is:                      135%
                                                                           ====

     Step 3 -   Determine Historical Average Cash Bonus

                Change in Control Bonus Percentage                          135%
                Multiplied by Base Salary as of Change
                in Control Termination                              x  $150,000
                                                                       --------
                Historical Average Cash Bonus is:                      $202,500
                                                                       ========

     Step 4 -   Determine Double Historical Average Cash Bonus

                Historical Average Cash Bonus                          $202,500
                Multiplied by 2                                     x         2
                                                                       --------
                Double Historical Average Cash Bonus is:               $405,000
                                                                       ========


                                   EXAMPLE #2

        CALCULATION OF HYPOTHETICAL DOUBLE HISTORICAL AVERAGE CASH BONUS
                      WITH DEFICIENT BONUS YEAR ADJUSTMENT

The second example assumes that the 1999 Cash Performance Bonus triggers a Deficient Bonus Year.

     Assume the following:

     -    The facts presented in Example #1 remain static

     - Equity-based Performance Bonus value for 1999 was $100,000 (contrary to Example #1)

     Step 1 -   Determine Historical Average Cash Bonus Percentage

                1998 Cash Bonus Percentage
                (as a Percentage of the Maximum Cash Bonus Percentage) 100% 1999 Cash Bonus Percentage
                (as a Percentage of the Maximum Cash Bonus Percentage)       50%
                                                                            ----
                Average of above percentages is the Historical Average
                Cash Bonus Percentage                                        75%
                                                                            ====

     Step 2 -   Determine whether 1998 or 1999 was a "Deficient Bonus Year"

                - 1998 was not a Deficient Bonus Year, because the Cash Performance Bonus Percentage paid was 100% of the Maximum Cash Performance Bonus.

                - 1999 was a Deficient Bonus Year, because the Cash Bonus Percentage was 75%, which is less than 100%, and the value of the equity-based performance bonus was $100,000 or more (contrary to Example #1). Because 1999 is a Deficient Bonus Year, the 1999 75% Cash Bonus Percentage is deemed to be 100% for purposes of the calculation of the Double Historical Average Cash Bonus.

     Step 3 - Determine Historical Average Cash Bonus Percentage using 100% for 1999

                1998 Cash Bonus Percentage                                  100%
                1999 Deemed Cash Bonus Percentage                           100%
                                                                           ----
                Average of above percentages is Historical Average
                Cash Bonus Percentage                                       100%
                                                                           ====

     Step 4 -   Determine Change in Control Bonus Percentage

                Historical Average Cash Bonus Percentage                    100%
                Multiplied by Maximum Cash Performance
                Bonus Percentage for year of Change in
                Control Termination                                     x   180%
                                                                           ----
                Change in Control Bonus Percentage is:                      180%
                                                                           ====

     Step 5 -   Determine Historical Average Cash Bonus

                Change in Control Bonus Percentage                          180%
                Multiplied by Base Salary as of Change
                in Control Termination                              x  $150,000
                                                                       --------
                Historical Average Cash Bonus is:                      $270,000
                                                                       ========

     Step 6 -   Determine Double Historical Average Cash Bonus

                Historical Average Cash Bonus                          $270,000
                Multiplied by 2                                     x         2
                                                                       --------
                Double Historical Average Cash Bonus is:               $540,000
                                                                       ========

                                JOHANNSON L. YAP

                     EMPLOYMENT AGREEMENT (THE "AGREEMENT")

                                    EXHIBIT D

A copy of the list of industrial and mixed office/industrial REIT and Real Estate Operating Companies as published in the Realty Stock Review, a Dow Jones & Co. publication, for the month prior to the Effective Date of the Agreement is attached hereto.















                                      D-1